EXHIBIT 10.9

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of August 8, 2006, by and between RIMAGE CORPORATION, a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 29, 2004, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.            Section 1.1 is hereby amended by deleting “July 1, 2006” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “July 1, 2008,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of August 8, 2006 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.            Section 4.9. (a) is hereby deleted in its entirety, and the following substituted therefor:

“(a) Tangible Net Worth not less than $50,000,000.00, as of June 30, 2006 and each fiscal year end thereafter, Tangible Net Worth covenant level will increase by 85% of net income with no credit given for losses, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.”

3.            Section 4.9. (b) is hereby deleted in its entirety, and the following substituted therefor:

“(b)        EBITDA not less than $10,000,000.00 as of each fiscal year end, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.”

4.	The following is hereby added to the Credit Agreement as Section 4.9(c):

“(c)        Quick Ratio not less than 1.50 to 1.0 at any time, with “Quick Ratio” defined as the aggregate of unrestricted cash, unrestricted marketable securities and receivables convertible into cash divided by total current liabilities. For purposes of calculating this ratio, any usage under the line of credit will be deemed to be a current liability.”

5.	Section 4.11 is hereby deleted in its entirety, without substitution.

6.            Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

7.            Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

RIMAGE CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Bernard P. Aldrich	By:	/s/ Cynthia Goplen
	Bernard P. Aldrich, President and Chief Executive Officer		Cynthia Goplen, Vice President

By:	/s/ Robert M. Wolf
Robert M. Wolf, Secretary and Chief Financial Officer